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Exhibit 23.6

Consent of Independent Auditor

        We consent to the incorporation by reference in this Registration Statement of Yahoo! Inc. on Form S-8 pertaining to the Inter China Network Software Company Limited 2002 Employee Share Option Scheme of our report dated March 25, 2003 (except for Note 10 which is as of April 21, 2003), with respect to the combined financial statements of the Internet Business Unit of Fast Search and Transfer ASA for the year ended December 31, 2002, appearing in the Current Report on Form 8-K/A of Yahoo! Inc.

/s/  DELOITTE AS
Oslo, Norway
February 6, 2004

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  Exhibit 23.6